Exhibit 15.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Fresh2 Group Limited (f/k/a AnPac Bio-Medical Science Co., Ltd.) on Form S-8 (File No.333-274821, No.333-265413 and No.333-259748) and Form F-3 (File No.333-256630) of our report dated May 16, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Fresh2 Group Limited as of December 31, 2022 and for the year ended December 31, 2022 appearing in the Annual Report on the Amendment No.1 to Form 20-F of Fresh2 Group Limited for the year ended December 31, 2022.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

January 9, 2024

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com